Exhibit 11.1

                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                                   Year ended July 31,
                                        1999          1998         1997

Net income (loss) applicable to
  common stock                       $ 2,919,384  $(1,235,489)  $(1,571,045)

Common and common equivalent
    shares - diluted:
  Basic weighted average common
    shares outstanding                 5,982,112    5,969,434     5,914,868
  Adjustments for assumed
    exercise of stock options             27,589       38,571*       60,294*
  Adjustments for assumed exercise
    of stock warrants                         --        3,501*       15,310*
  Weighted average number of common
    and common equivalent shares
    outstanding                        6,009,701    6,011,506     5,990,472

Net income (loss) per share of
  common stock:
    Basic and diluted                $      0.49  $     (0.21)  $     (0.27)

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item 601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.